UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2022

THE CHEESECAKE FACTORY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26901 Malibu Hills Road Calabasas Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (818) 871-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $.01 per share	CAKE	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 6, 2022 (the “Effective Date”), The Cheesecake Factory Incorporated (the “Company” or “we,” “us” and “our”) entered into a Fourth Amended and Restated Loan Agreement, dated as of October 6, 2022 (the “Loan Agreement” and the credit facility provided thereunder, the “New Facility”), with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as co-syndication agents, Bank of the West, as documentation agent, and the lenders party thereto from time to time. The Loan Agreement amends and restates in its entirety our prior Third Amended and Restated Loan Agreement, dated as of July 30, 2019, as amended, supplemented, or otherwise modified prior to the Effective Date.

The New Facility, which terminates on October 6, 2027, provides us with revolving loan commitments that total $400 million, of which $50 million may be used for issuances of letters of credit. The New Facility contains a commitment increase feature that, subject to certain conditions precedent, could provide for an additional $200 million in revolving loan commitments.

Under the New Facility, we are subject to the following financial covenants: (i) a maximum ratio of net adjusted debt to EBITDAR (the “Net Adjusted Leverage Ratio”) of 4.25 to 1.00, as of the last day of the applicable fiscal quarter, and (ii) a minimum ratio of EBITDAR to interest and rent expense of 1.90 to 1.00, as well as customary events of default that, if triggered, could result in acceleration of the maturity of the New Facility. Subject to certain exceptions, the New Facility may also limit distributions with respect to our equity interests, such as cash dividends and share repurchases, based on a defined ratio, and also sets forth negative covenants that restrict indebtedness, liens, investments, sales of assets, fundamental changes and other matters.

Borrowings under the Loan Agreement bear interest, at the Company’s option, at a rate equal to either: (i) the sum of (A) adjusted term SOFR (as defined in the Loan Agreement, the “Term SOFR Rate”) plus (B) a rate variable based on the Net Adjusted Leverage Ratio, ranging from 1.00% to 1.75%, or (ii) the sum of (A) the highest of (x) the rate of interest last quoted by The Wall Street Journal as the prime rate in effect in the United States, (y) the greater of the rate calculated by the Federal Reserve Bank of New York as the federal funds effective rate or the rate that is published by the Federal Reserve Bank of New York as the overnight bank funding rate, in either case, plus 0.50%, and (z) the one-month Term SOFR Rate plus 1.00%, plus (B) a rate variable based on the Net Adjusted Leverage Ratio, ranging from 0.00% to 0.75%. The Company will also pay a fee variable based on the Net Adjusted Leverage Ratio, ranging from 0.125% to 0.25%, on the daily amount of unused commitments under the Loan Agreement.

Our obligations under the New Facility are unsecured. Certain of our material subsidiaries have guaranteed our obligations under the New Facility. The New Facility will be used for our general corporate purposes, including to fund dividends, stock repurchases and permitted acquisitions.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The description set forth under Item 1.01 of this Form 8-K is incorporated by reference herein in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2022	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ Matthew E. Clark
Matthew E. Clark
Executive Vice President and Chief Financial Officer